UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

School Specialty, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee pad:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 8, 2017

To the Stockholders of School Specialty, Inc.:

The 2017 Annual Meeting of Stockholders of School Specialty, Inc. will be held in the auditorium at 701 E. 22nd Street, Lombard, Illinois, 60148 on Thursday, June 8, 2017 at 8:30 a.m. Central Time for the following purposes:

(1)	To elect the five individuals nominated by the Board of Directors of School Specialty, Inc. to serve as directors until the 2018 Annual Meeting of Stockholders;

(2)	To approve an advisory resolution on the compensation of School Specialty, Inc.’s Named Executive Officers;

(3)	To hold an advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers;

(4)	To ratify the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for the fiscal year ending December 30, 2017;

(5)	To approve the proposed amendment to the Amended and Restated Certificate of Incorporation of School Specialty, Inc. to remove Section 7 thereof; and

(6)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Stockholders of record at the close of business on April 21, 2017 are entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the enclosed proxy card, or by telephone or via the Internet. Your prompt voting by proxy will help ensure a quorum. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the attached Proxy Statement.

By Order of the Board of Directors

Joseph F. Franzoi IV, Secretary

April 28, 2017

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

April 28, 2017

Proxy Statement

Unless the context requires otherwise, all references to “School Specialty,” the “Company,” “we” or “our” refer to School Specialty, Inc. and its subsidiaries. Effective December 26, 2015, we changed our fiscal year end from the last Saturday in April to the last Saturday in December. The April 26, 2015 to December 26, 2015 transition period will be referred to as “short year 2015” in this proxy statement. Prior to April 26, 2015, our fiscal year ended on the last Saturday in April of each year. In this proxy statement, we refer to these fiscal years by reference to the calendar year in which they ended (e.g., the fiscal year ended April 25, 2015 is referred to as “fiscal 2015”).

This Proxy Statement is furnished by the Board of Directors of School Specialty (the “Board of Directors” or “Board”) for the solicitation of proxies from the holders of our common stock, $0.001 par value (the “Common Stock”), in connection with the Annual Meeting of Stockholders to be held in the Auditorium at 701 E. 22nd Street, Lombard, Illinois, 60148 on Thursday, June 8, 2017 at 8:30 a.m. Central Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Stockholders may obtain directions to the Annual Meeting by contacting Ms. Amy Coenen, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: (888) 388-3224.

It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, will first be sent to stockholders on or about April 28, 2017.

Stockholders can ensure that their shares are voted at the Annual Meeting by signing, dating and returning the enclosed proxy card in the envelope provided, by calling the toll-free telephone number listed on the proxy card or by following the instructions on the proxy card for internet voting. If you submit a signed proxy card or vote by telephone or via the Internet, you may still attend the Annual Meeting and vote in person. Any stockholder giving a proxy may revoke it before it is voted by submitting to School Specialty’s Secretary a written revocation or by submitting another proxy by telephone, Internet or mail that is received later. You will not revoke a proxy merely by attending the Annual Meeting unless you file a written notice of revocation of the proxy with School Specialty’s Secretary at any time prior to voting.

Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted as follows:

•	FOR the election of the five individuals nominated by the Board to serve as directors;

•	FOR approval of the compensation of our Named Executive Officers (as defined in this Proxy Statement);

•	In favor of ONE YEAR as the frequency of an advisory vote on the compensation of our Named Executive Officers;

•	FOR ratification of the appointment of the independent registered public accounting firm; and

•	FOR approval of the proposed amendment to the Amended and Restated Certificate of Incorporation of School Specialty, Inc. to remove Section 7 thereof.

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on the same in their discretion.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of Common Stock held in the name of another person, will be paid by School Specialty. No solicitation, other than by mail, is currently planned, except that officers or employees of School Specialty may solicit the return of proxies from certain stockholders by telephone or other electronic means.

Only stockholders of record at the close of business on April 21, 2017 (the “Record Date”) are entitled to receive notice of and to vote the shares of Common Stock registered in their name at the Annual Meeting. As of the Record Date, we had 1,000,004 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

Under Delaware law and School Specialty’s Bylaws, the presence of a quorum is required to conduct business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the then-issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. The shares represented at the Annual Meeting by proxies that are marked, with respect to the director election or any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes occur when shares are held in “street” form through a broker or similar market intermediary rather than in the stockholder’s own name. The broker or other intermediary is authorized to vote the shares on routine matters but may not vote on the election of Directors and on non-routine matters without the beneficial stockholder’s express authorization. The vote to approve the advisory resolution on the compensation of the Named Executive Officers, the advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers and the proposed amendment to the Amended and Restated Certificate of Incorporation of School Specialty Inc. to remove Section 7 thereof are not considered routine matters. Therefore, your broker or other intermediary holder of your shares will not be permitted to vote your shares in the election of Directors or on such other proposals unless you provide voting instructions. Broker non-votes are counted for purposes of determining the presence of a quorum, but under Delaware law are not counted for purposes of determining the voting power present and therefore will not be counted in the vote on proposals 1, 2 and 4.

With respect to the vote required to approve the proposals to be considered at the Annual Meeting, the following rules apply:

•

The directors will be elected by the affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a negative vote in the election.

•

Approval of the advisory resolution on the compensation of the Named Executive Officers and ratification of the appointment of the independent registered public accounting firm each require the affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a negative vote on each of these proposals.

•

Approval of the proposed amendment to the Amended and Restated Certificate of Incorporation of School Specialty, Inc. to remove Section 7 thereof requires the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a negative vote on this proposal.

The advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers provides stockholders with four choices (every one, two or three years, or abstain). The Company will consider shareholders to have expressed a non-binding preference for the frequency option that receives the largest number of favorable votes. Stockholders are not voting to approve or disapprove the Board’s recommendation.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on June 8, 2017:

This Proxy Statement and the Company’s Annual Report on Form 10-K are available online at

www.proxyvote.com. Please have your control number from your proxy materials available.

(Select “View Materials Online” from the Stockholder Proxy Services menu.)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of the Record Date (unless otherwise specified) regarding the beneficial ownership of shares of Common Stock by each of our directors, the executive officers named in the summary compensation table (the “Named Executive Officers”), all of our directors and executive officers as a group and each person believed by us to be a beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares (10)
Gus D. Halas	0		*
James R. Henderson	0		*
Justin Lu	0		*
Andrew E. Schultz	0		*
Joseph M. Yorio	24,456	(9)	2.4%
Ryan M. Bohr	5,750	(9)	*
Edward J. Carr, Jr.	3,250	(9)	*
Todd A. Shaw	2,750	(9)	*
Kevin L. Baehler	3,179	(9)	*
All executive officers and directors as a group (9 persons)	39,385	(9)	3.9%

Zazove Associates, LLC (1) Zazove Associates, Inc. Gene T. Pretti 1001 Tahoe Blvd. Incline Village, NV 89451	242,009		24.2%

Anson Funds Management LP (2) Anson Management GP LLC Bruce R. Winson 5950 Berkshire Lane, Suite 210 Dallas, Texas 75225 Anson Advisors Inc. Adam Spears Moez Kassam 111 Peter Street, Suite 904 Toronto, ON M5V 2H1	184,645		18.5%

Steel Excel Inc. (3) 1133 Westchester Avenue, Suite N222 White Plains, NY 10604 Steel Partners Holdings L.P. SPH Group LLC SPH Group Holdings LLC Steel Partners Holdings GP Inc. 590 Madison Avenue, 32nd Floor New York, NY 10022	99,002		9.9%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (10)

J. Goldman Master Fund, L.P. (4) Palm Grove House, Box 438 Road Town, Tortola British Virgin Islands J. Goldman & Co., L.P. J. Goldman Capital Management, Inc. Jay G. Goldman 510 Madison Avenue New York, NY 10022	88,698	8.9%

Wolverine Flagship Fund Trading Limited (5) Wolverine Asset Management, LLC Wolverine Holdings, L.P. Wolverine Trading Partners, Inc. Christopher L. Gust Robert R. Bellick c/o Wolverine Asset Management, LLC 175 West Jackson Blvd., Suite 340 Chicago, IL 60604	71,888	7.2%

BulwarkBay Investment Group LLC (6) Craig Carlozzi c/o BulwarkBay Investment Group LLC 75 Arlington Street, 5th Floor Boston, Massachusetts 02116 Bulwark Bay Credit Opportunities Master Fund Ltd. c/o Elian Fiduciary Services (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman KY1-9007 Cayman Islands	65,157	6.5%

Saybrook Corporate Opportunity Fund II, L.P. (7) SCOF II Side Pocket Fund, L.P. COF II Bonds Acquisition, LLC Jonathan Rosenthal Kenneth Slutsky 11400 Olympic Blvd., Suite 1400 Los Angeles, CA 90064	63,467	6.3%

Virginia Retirement System (8) 1200 East Main Street Richmond, VA 23219	56,575	5.7%

*	Less than 1% of the outstanding Common Stock.

(1)	The parties have filed Amendment No. 2 to their Schedule 13D with the SEC reporting that as of August 10, 2015, they beneficially owned and had sole voting and dispositive power over 242,009 shares of Common Stock. According to the filing, the shares of Common Stock covered by the report are held in accounts over which Zazove Associates, LLC has discretionary authority. Zazove Associates, Inc. is the managing member of Zazove Associates, LLC, and Mr. Pretti is a control person of Zazove Associates, Inc. and CEO and senior portfolio manager of Zazove Associates, LLC.

(2)	The parties have filed Amendment No. 3 to their Schedule 13G reporting that as of November 22, 2016, the parties shared voting and dispositive power over 184,645 shares of Common Stock. Anson Funds Management LP, a Texas limited partnership (“Anson”), and Anson Advisors Inc., an Ontario, Canada corporation (“Anson Advisors”), serve as co-investment advisors to private funds that hold the Common Stock. As the general partner of Anson, Anson Management GP LLC, a Texas limited liability company (“Anson GP”), may direct the vote and disposition of the 184,645 shares of Common Stock held by the funds. As the principal of Anson and Anson GP, Mr. Winson may direct the vote and disposition of the 184,645 shares of Common Stock held by the funds. As directors of Anson Advisors, Mr. Kassam and Mr. Spears may each direct the vote and disposition of the 184,645 shares of Common Stock held by the funds.

(3)	The parties have filed Amendment No. 3 to their Schedule 13D with the SEC reporting that as of February 10, 2016, the parties had shared voting and dispositive power over 99,002 shares of Common Stock. SPH Group Holdings LLC (“SPHG Holdings”) owns 51% of the outstanding shares of Common Stock of Steel Excel Inc.; Steel Partners Holdings L.P. (“Steel Holdings”) owns 99% of the membership interests of SPH Group LLC (“SPHG”); SPHG is the sole member of SPHG Holdings and the manager of SPHG Holdings; Steel Partners Holdings GP Inc. (“Steel Holdings GP”) is the general partner of Steel Holdings. Accordingly, each of SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP may be deemed to beneficially own shares of Common Stock directly owned by Steel Excel Inc.; however, each of SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP disclaims beneficial ownership of the 99,002 shares except to the extent of their pecuniary interest therein.

(4)	The parties have filed a Schedule 13D with the SEC reporting that as of June 11, 2013, the parties beneficially owned 88,698 shares of Common Stock, of which 1,828 shares (the “Managed Shares”) were held in an account managed by Old Bellows Partners LP (“Old Bellows”), an affiliate of Scoggin LLC. As of June 11, 2013, the parties had sole voting and dispositive power over 86,870 shares and shared voting and dispositive power over the Managed Shares with Old Bellows. According to the filing, J. Goldman & Co., L.P. (“JGC”) serves as a portfolio management company and investment adviser to J. Goldman Master Fund, L.P. (“Master Fund”), J. Goldman Capital Management, Inc. (“JGCM”) serves as the general partner of JGC and Jay G. Goldman serves as the President of JGC and sole director of JGCM. As a result of such relationships, each of JGC, JGCM and Mr. Goldman may be deemed to beneficially own the shares of Common Stock owned by Master Fund.

(5)	The parties have filed Amendment No. 3 to their Schedule 13G with the SEC reporting that as of December 31, 2016, Wolverine Flagship Fund Trading Limited (the “Fund”) beneficially owned 71,888 shares of Common Stock and all of the parties share voting and dispositive power over the shares. Wolverine Asset Management, LLC (“WAM”) is the investment manager of the Fund; Wolverine Holdings, L.P. (“Wolverine Holdings”) is the sole member and manager of WAM; and Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings.

(6)	The parties have filed Amendment No. 4 to their Schedule 13G with the SEC reporting that as of December 31, 2016, the BulwarkBay Investment Group LLC and Mr. Carlozzi beneficially owned and had shared voting and dispositive power over 65,157 shares of Common Stock and BulwarkBay Credit Opportunities Master Fund Ltd. beneficially owned and had shared voting and dispositive power over 64,264 shares of Common Stock.

(7)	The parties have filed Amendment No.1 to their Schedule 13G with the SEC reporting that as of December 31, 2015, the parties had shared voting and dispositive power over 63,467 shares of Common Stock.

(8)	This party has filed Amendment No. 1 to its Schedule 13G with the SEC reporting that as of December 31, 2014 it beneficially owned and had sole voting and dispositive power over 56,575 shares of Common Stock.

(9)	Common Stock that may be acquired within 60 days of the record date through the exercise of stock options.

(10)	Based on 1,000,004 shares of Common Stock outstanding as of the Record Date.

PROPOSAL ONE: ELECTION OF DIRECTORS

School Specialty’s Board currently consists of five members. The term of office of each of the directors expires at the 2017 Annual Meeting. The Board proposes that Gus D. Halas, James R. Henderson, Justin Lu, Andrew E. Schultz and Joseph M. Yorio be elected as directors for a new term ending at the 2018 Annual Meeting and until their successors are duly elected and qualified. Messrs. Halas, Henderson, Lu, Schultz and Yorio are standing for re-election.

The Board has determined that Messrs. Halas, Henderson, Lu and Schultz were considered “independent.” School Specialty is not a listed issuer whose securities are listed on a national securities exchange or on an inter-dealer quotation system which has requirements that a majority of the Board be independent. In making this determination, the Board used the definition of independence under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”). Mr. Yorio was determined not be independent and is considered an inside director.

Each of the nominees is serving as a director as of the date of this Proxy Statement.

Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends.

The Board of Directors unanimously recommends that stockholders vote “for” the election of each of the nominees to serve as directors set forth below.

NOMINEES FOR DIRECTOR

Name and Age of Director

Gus D. Halas Age 66

Mr. Halas has been a director of the Company since July 2015. From 2011 to 2013, Mr. Halas served as the President and Chief Executive Officer of Central Garden & Pet Company. From 2009 to 2015, Mr. Halas served as a senior advisor to White Deer Energy, a private equity firm that targets investments in oil and gas exploration and production, oilfield service and equipment manufacturing and the midstream sectors of the energy business. Mr. Halas is currently a director of Triangle Petroleum Corporation, an independent energy holding company, OptimizeRx Corporation, a technology solutions company targeting the healthcare industry, Madalena Energy Inc., a Canadian-based oil and gas company, and Hooper Holmes, Inc., a U.S.-based company providing risk assessment services for the health insurance industry. Mr. Halas holds a BS in Physics and Economics from Virginia Tech.

Mr. Halas’ expertise in distribution, track record of growing companies and building value, independent insight and industry relationships make him a valuable member of the Board of Directors.

James R. Henderson Age 59	Mr. Henderson is the Company’s Chairman of the Board and has been a director of the Company since June 2013. From August 2013 to April 2014, Mr. Henderson also served as the interim Chief Executive Officer of the Company. Mr. Henderson is the CEO of Moduslink Corporation since March 2016 and CEO of Moduslink Global Solutions, Inc. since June 2016. Mr. Henderson was a director of Aviat Networking from January 2015 to November 2015. Mr. Henderson was a Director of RELM Wireless Corporation from March 2014 to September 2015 and served as Chairman from May 2015 to September 2015. Mr. Henderson served as Chairman of the Board and Chief Executive Officer of Point Blank Solutions, Inc., a designer and manufacturer of protective body armor, from June 2009 until October 2011, having previously served as its Chairman of the Board from August 2008 until June 2009 and as acting chief executive officer from April 2009 until June 2009. He subsequently served as Chief Executive Officer of Point Blank Enterprises, Inc., the successor to the business of Point Blank Solutions, Inc., from October 2011 to September 2012. On April 14, 2010, Point Blank and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 petitions are being jointly administered under the caption “In re Point Blank Solutions, Inc., et. al.” Case No. 10-11255, which case is ongoing. Mr. Henderson was also a Managing Director and Operating Partner of Steel Partners LLC, a subsidiary of Steel Partners Holdings L.P., a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, insurance, and food products and services, until April 2011. In addition, Mr. Henderson was associated with Steel Partners LLC and its affiliates from August 1999 until April 2011. Mr. Henderson was a director and chief executive of the predecessor entity of Steel Partners Holdings L.P., WebFinancial Corporation, from June 2005 to April 2008, where he served as President and Chief Operating Officer from November 2003 to April 2008 and as Vice President of Operations from September 2000 to December 2003. Mr. Henderson was also the chief executive officer of WebBank, a wholly-owned subsidiary of Steel Partners Holdings L.P., from November 2004 to May 2005. Mr. Henderson was an Executive Vice President of SP Acquisition Holdings, Inc., a company formed for the purpose of acquiring one or more businesses or assets, from February 2007 until October 2009. Mr. Henderson has served as a director of Aerojet Rocketdyne Holdings, Inc. (formerly known as GenCorp) since 2008. Mr. Henderson also served as a director of DGT Holdings Corp., a manufacturer of proprietary high-voltage power conversion subsystems and components, from November 2003 until December 2011 and as a director of SL Industries, Inc., a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, from January 2002 to March 2010. Mr. Henderson served as a director of Angelica Corporation, a provider of healthcare linen management services, from August 2006 to August 2008. Mr. Henderson was also a director of ECC International Corp., a manufacturer and marketer of computer controlled simulators for training personnel to perform maintenance and operation procedures on military weapons, from December 1999 to September 2003 and was acting chief executive officer from July 2002 to March 2003. Mr. Henderson holds a BS in Accounting from the University of Scranton.

Mr. Henderson’s leadership experience and substantial business knowledge make him a valuable member of the Board of Directors.

Justin Lu Age 46	Mr. Lu has been a director of the Company since June 2013. Mr. Lu is a principal and assistant high yield portfolio manager at Zazove Associates (“Zazove”), an investment advisory firm focused on convertible securities. Mr. Lu has been employed by Zazove since 2002, investing primarily in high yield convertible portfolios. Prior to joining Zazove, Mr. Lu worked at Merrill Lynch from 1998 to 2001 as an associate in the leveraged finance and technology investment banking groups. Mr. Lu received his B.A. in economics and mathematics from Dartmouth College and his J.D./M.B.A. from Columbia University. Mr. Lu is a CFA charterholder.

Mr. Lu’s experience at sophisticated financial institutions with leveraged finance and other complex transactions make him a valuable member of the Board of Directors.

Andrew E. Schultz Age 62

Mr. Schultz has been a director of the Company since July 2015. Mr. Schultz has been a member of Holding Capital Group, a private equity firm focusing on middle market companies, since 1999. From 1992 to 1999, Mr. Schultz served as Vice President and General Counsel of Greenwich Hospital. Mr. Schultz currently serves on the board of directors and as chairman of M/C Communications, a provider of medical education event management solutions for healthcare professionals, Bankruptcy Management Solutions, Inc., a technology company providing an end-to-end platform for the bankruptcy industry, Legacy Cabinets, Inc., a manufacturer of semi-custom cabinets, Source Interlink Companies, Inc. (now known as TEN: The Enthusiast Network), a magazine publishing and logistics company, Express Group Holdings, LLC, engineers, designers and fabricators of heat transfer and environmental compliance technologies, and Innovative Fixture Solutions, LLC, a producer of front-end wire fixture, point of purchase and mainline retail displays, and on the board of managers of Mori Lee, LLC, a U.S.-based designer of wedding, prom and special occasion dresses. Previously, Mr. Schultz served on the boards of directors of PSI LLC, a provider of testing and evaluation services, Niagara LaSalle Steel, an independent manufacturer of cold bar steel, MT Group, Inc., a full service testing and inspection company servicing the construction industry in the Northeast United States, and Western Flooring, LLC, a distributor of carpet and laminate flooring. Mr. Schultz holds a B.A. in Economics and Geography from Clark University and a J.D. from Fordham University School of Law.

Mr. Schultz’s expertise in distribution, track record of growing companies and building value, independent insight and industry relationships make him a valuable member of the Board of Directors.

Joseph M. Yorio Age 52	Mr. Yorio joined the Company as its President and Chief Executive Officer and as a member of the Board of Directors in April 2014. Prior to joining the Company, Mr. Yorio served as President and Chief Executive Officer of NYX Global LLC, a business services and consulting company, from January 2011 to April 2014. Concurrently, he also performed the duties and responsibilities of Managing Director for Vertx (a NYX Global client), a developer, manufacturer, marketer and distributor of tactical and outdoor apparel and equipment. Prior to that, Mr. Yorio was President from March 2009 to December 2010 and Chief Executive Officer from June 2009 to December 2010 of Xe Services LLC (now known as Academi), a private aerospace and defense company. In addition, Mr. Yorio previously held a variety of executive, operations and sales positions primarily focused on distribution and logistics. He served as the Vice President, U.S. and North American Air Hub Operations with DHL Express, where he was responsible for sortation, inbound freight and outbound freight from the largest private airport in North America servicing the global markets. Prior to that, he was

President of the Central Midwest Division of Corporate Express, where he led a self-sustaining operating division that included six distribution centers. He also served in the U.S. Army as a 75th Ranger Regiment and Special Forces officer and is a medically retired combat veteran. Mr. Yorio holds a B.A. degree in psychology from Saint Vincent College, a Master’s Certificate in executive leadership from Cornell University, S.C. Johnson Graduate School of Management, and an M.B.A in management from Florida Institute of Technology, Nathan M. Bisk College of Business.

Mr. Yorio’s extensive experience in managing complex organizations and his leadership abilities make him a valuable member of the Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors held 12 meetings in fiscal 2016. Directors are expected to attend each regular and special meeting of the Board of Directors. Each director attended at least 75% of the meetings of the Board of Directors and Board committees of which he was a member held during the period for which he had been a director in fiscal 2016. School Specialty does not have a policy regarding Board members’ attendance at the annual meeting of stockholders. Each director attended the annual meeting of stockholders in 2016.

The positions of Chairman of the Board and Chief Executive Officer of the Company are currently separate, with Mr. Henderson serving as Chairman of the Board and Mr. Yorio serving as President and Chief Executive Officer. The Company believes this leadership structure is appropriate at this time because it allows the Company to benefit fully from the unique leadership abilities and industry experience that each of these individuals possesses.

The Board has established three standing committees: the Governance/Nominating Committee, the Compensation Committee and the Audit Committee.

Governance/Nominating Committee. The Governance/Nominating Committee has adopted, and the Board has approved, a charter for the Governance/Nominating Committee. Under its charter, the Governance/Nominating Committee is responsible for overseeing the director nominations process. In connection with the selection and nomination process, the Governance/Nominating Committee will review the desired experience, skills and other qualities of potential candidates to assure the appropriate Board composition, taking into account the current Board members and the specific needs of School Specialty and the Board. The Governance/Nominating Committee intends to seek individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to School Specialty.

The Governance/Nominating Committee and the Board will consider candidates nominated by stockholders of School Specialty (“Proposing Stockholder”) in accordance with the procedures set forth in School Specialty’s Bylaws. Under the Bylaws, a Proposing Stockholder’s request to nominate a person for director, together with the written consent of that person to serve as a director, must be received by the Secretary of School Specialty at its principal office (i) with respect to an election held at an annual meeting of stockholders, not less than 90 days nor more than 150 days prior to the anniversary date of the annual meeting of stockholders in the immediately preceding year, or (ii) with respect to an election held at a special meeting of stockholders for the election of directors, not later than the close of business on the eighth day following the date on which notice of such meeting is given to stockholders.

To be in proper written form, a Proposing Stockholder’s notice must set forth in writing (a) as to each person whom the Proposing Stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of School Specialty which are beneficially owned by such person, and (iv) such other information relating to such person as is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) as to the Proposing Stockholder (i) the name and address, as they appear on School Specialty’s books, of the Proposing Stockholder, (ii) the class and number of shares of stock of School Specialty which are beneficially owned by the Proposing Stockholder, and (iii) a representation that the Proposing Stockholder is a holder of record of stock of School Specialty entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. School Specialty may require any proposed nominee to furnish such other information as may reasonably be required by School Specialty to determine the eligibility of such proposed nominee to serve as a director of School Specialty or the Proposing Stockholder to nominate the proposed nominee.

The members of the Governance/Nominating Committee are Messrs. Halas (Chairman), Henderson, Lu and Schultz, each of whom is “independent” as defined under the listing standards of NASDAQ. The Governance/Nominating Committee did not meet in fiscal 2016, but took one action by written consent. The charter of the Governance/Nominating Committee is available under the “Investors” tab on our website at www.schoolspecialty.com.

Compensation Committee. Executive officer compensation is overseen by the Compensation Committee of the Board of Directors.

The Compensation Committee has adopted, and the Board has approved, a charter for the Compensation Committee. Under its charter, the Compensation Committee has authority over each aspect of executive officer compensation, including base salaries, incentive compensation, and equity awards. The Compensation Committee also serves as the committee of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and is the Administrator under the 2014 Incentive Plan for any awards granted thereunder to the extent such awards are intended to qualify as “performance-based compensation” under Section 162(m). The Chief Executive Officer participates in deliberations and decisions relating to executive officer compensation, but does not participate in decisions regarding his own compensation.

Subject to the limitations of the 2014 Incentive Plan as they relate to awards granted thereunder, the Compensation Committee may delegate authority and assign responsibility with respect to such of its functions to a subcommittee of the Committee, as it may deem appropriate from time to time.

During fiscal 2016, the Compensation Committee engaged the services of Lyons, Benenson & Company, Inc. (“LB&Co.”) to provide advice on executive officer and non-employee director compensation. Because the Company is not a listed issuer, the Compensation Committee did not make a determination regarding LB&Co.’s independence under the NASDAQ listing standards. LB&Co. provided one report to the Compensation Committee that reviewed executive compensation and long-term incentive design that included a current competitive assessment of executive base salary, target bonus assignments, a proposed annual incentive plan and recommendations for its long-term incentive award strategy with respect to restricted stock units (“RSUs”). The Board considered LB&Co.’s report with respect to the management incentive plan and allocating RSUs to executive officers and senior management under the 2014 Incentive Plan in fiscal 2016.

The Compensation Committee’s decisions with respect to Mr. Yorio’s compensation for fiscal 2016 were ratified by the Board as required by the Compensation Committee’s charter.

The members of the Compensation Committee are Messrs. Lu (Chairman), Halas and Schultz, each of whom is “independent” as defined under the listing standards of NASDAQ, except that Mr. Lu may not be considered “independent” under the heightened NASDAQ independence standards for committee members because he is employed by Zazove. The Compensation Committee held four meetings in fiscal 2016. The charter of the Compensation Committee is available under the “Investors” tab on our website at www.schoolspecialty.com.

Audit Committee. The Audit Committee is a separately designated standing committee of the Board which was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee has adopted, and the Board has approved, a charter for the Audit Committee. Under its charter, the Audit Committee is responsible for oversight of School Specialty’s accounting and financial reporting processes and the audit of School Specialty’s financial statements. In addition, the Audit Committee is responsible for monitoring compliance with the Company’s Code of Ethics as it relates to financial records and use of Company assets and compliance with the Company’s Insider Trading Policy.

The members of the Audit Committee are Messrs. Schultz (Chairman), Halas, Henderson and Lu, each of whom is “independent” as defined under the listing standards of NASDAQ, except that Mr. Lu may not be considered “independent” under the heightened NASDAQ independence standards for committee members because he is employed by Zazove. Mr. Lu has been determined by the Board of Directors to be an “audit committee financial expert” for purposes of the rules promulgated under the Exchange Act. The Audit Committee held four meetings in fiscal 2016. The charter of the Audit Committee is available under the “Investors” tab on our website at www.schoolspecialty.com.

Stockholder Communications. Stockholders wishing to communicate with members of the Board of Directors may direct correspondence to such individuals c/o Ms. Amy Coenen, Assistant Secretary, W6316 Design Drive, Greenville, Wisconsin 54942. The Assistant Secretary will regularly forward such communications to the appropriate Board member(s).

Board Oversight of Risk. Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the Board reviews risks brought to its attention by management and our independent registered public accounting firm from time to time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has ever been an officer or employee of School Specialty or any of our subsidiaries or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

RELATED PARTY TRANSACTIONS

The Board of Directors, or the Audit Committee if requested by the Board of Directors, reviews and approves all related party transactions with directors, executive officers, persons that are beneficial owners of more than 5% of the Common Stock (“5% Holders”), members of their family and persons or entities affiliated with any of them. While the Amended and Restated Certificate of Incorporation and Bylaws do not provide specific procedures as to the review of related party transactions, the Board requires management to present to the Board the details of any such transactions. Any such related party transactions would be reviewed and evaluated by the Board members based on the specific facts and circumstances of each transaction.

On January 28, 2013, School Specialty and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The cases (the “Chapter 11 Cases”) were jointly administered as Case No. 13-10125 (KJC) under the caption “In re School Specialty, Inc., et al.” The Second Amended Joint Plan of Reorganization under the Bankruptcy Code entered by the Bankruptcy Court on June 3, 2013 (the “Reorganization Plan”) became effective on June 11, 2013.

Term Loan Credit Agreement

On June 11, 2013, the Company entered into a Term Loan Credit Agreement by and among the Company, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the lenders party thereto (the “Term Loan Credit Agreement”). The Company’s entry into the Term Loan Credit Agreement occurred in connection with the Chapter 11 Cases and was in accordance with the Reorganization Plan.

Under the Term Loan Credit Agreement, the lenders agreed to make a term loan to the Company in aggregate principal amount of $145 million. Certain 5% Holders and their affiliates were lenders under the Term Loan Credit Agreement. The 5% Holders and their affiliates that were lenders during part or all of fiscal 2016 received regularly scheduled payments of interest and may also have received mandatory payments of principal required as a result of our disposition of an unconsolidated affiliate and as a result of excess cash flow generated in fiscal 2016. In April 2017, the Company voluntarily prepaid the Term Loan Credit Agreement. Each of the 5% Holders and their affiliates who were lenders under the Term Loan Credit Agreement at that time are listed below and received a proportional share of this prepayment. The table below summarizes the portion of the voluntary prepayment received by each.

Lender	Prepayment Amount
Zazbond Master LLC	$33,433
Zazove High Yield Convertible Securities Fund, L.P.	$564,176
Steel Excel Inc.	$12,101,229

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires School Specialty’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, School Specialty believes that all filing requirements were complied with on a timely basis during fiscal 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis. This CD&A is a discussion and analysis of the various policies, programs and practices developed by the Board of Directors and the Compensation Committee, and is intended to provide insight into the decision making process of the Board and the Compensation Committee for determining the compensation of our Named Executive Officers during fiscal 2016.

The objectives of the Board and the Compensation Committee regarding compensation matters include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel, but that remains cost-effective;

•	Providing short-term compensation opportunities, through our 2014 Incentive Plan, that are directly linked to objective corporate performance goals; and

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our stockholders.

The Board and the Compensation Committee have designed our executive compensation program to directly link executive compensation to corporate performance and increased stockholder value. Relative to other companies, we believe that our program is relatively simple and conservative. For our most senior executive officers, the program consists primarily of three elements—base salary, an opportunity for an annual cash incentive award and equity incentives. The Compensation Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish its objectives. In the future, the Compensation Committee may decide to realign the total compensation package to place greater emphasis on annual or long-term compensation, depending on the focus of our business and the market cycle.

Since our emergence from bankruptcy in the beginning of fiscal 2014, one of the Board’s primary objectives was to assemble a senior leadership team that could restructure our operations and drive growth and stockholder value. To assemble this team, the Board recruited individuals primarily from outside the company to fill key leadership positions, beginning with Mr. Joseph Yorio, who was hired as the Company’s Chief Executive Officer at the end of fiscal 2014. Led by Mr. Yorio, the Board then recruited Mr. Todd Shaw in July 2014, who was appointed as the Company’s Executive Vice President, Operations in December 2014; Mr. Ryan Bohr, who was appointed as the Company’s Executive Vice President and Chief Financial Officer in October 2014; and Mr. Edward Carr, who was appointed as the Company’s Executive Vice President and Chief Sales Officer in January 2015. In addition, Mr. Kevin Baehler, who had served as the Company’s Interim Chief Financial Officer, was appointed as the Company’s Chief Accounting Officer in October 2014.

As a result of the need to conduct these external recruiting efforts, the base salary and initial stock option grant elements of our executive compensation program were the result of negotiations with each of these individuals. During fiscal 2014, the Company engaged the services of Hay Group (“Hay”) to provide advice on executive officer and non-employee director compensation. Because the Company is not a listed issuer, the Board did not make a determination regarding Hay’s independence under the NASDAQ listing standards. Hay provided two reports to the Board. The first report was a board of director compensation study that included an analysis of the current Board of Director compensation program in relation to published survey data and a comparator group of publicly traded companies that are in direct competition with the Company and proposed short-term and long-term adjustments to this program. The second report was an executive compensation review and long-term incentive design that included a current competitive assessment of executive base salary, target total cash compensation and target total direct compensation, a proposed long-term incentive plan award strategy, an analysis of this proposed strategy on market competitiveness of the Company’s executive compensation and a proposed alternative equity grant strategy. The Board considered Hay’s reports in establishing the director cash compensation program and in allocating awards to directors, executive officers and senior management under the 2014 Incentive Plan at the end of fiscal 2014 and the beginning of fiscal 2015.

During fiscal 2016, the Company engaged the services of LB&Co. to provide advice on executive officer compensation. Because the Company is not a listed issuer, the Board did not make a determination regarding LB&Co.’s independence under the NASDAQ listing standards. The Compensation Committee considered the report of LB&Co. received in fiscal 2016 in determining bonuses under the management incentive plan (as described below) based on competitive data and in granting RSUs in order to motivate executives to maximize the Company value and to reward executives for their achievements. The benchmark data was based on a previously agreed upon peer group of public companies listed in Appendix A hereto that are generally similar in size to the Company and have similar industry classifications and business models that LB&Co. used throughout its analysis.

In fiscal 2016, the Compensation Committee also adopted a management incentive plan under the terms of our 2014 Incentive Plan similar to the plan adopted for short-year fiscal 2015, fiscal 2015 and fiscal 2014, with the purpose of providing a cash incentive program for the leadership of the Company. The goal of the plan was to gain 100% alignment and engagement from senior leaders around the Chief Executive Officer’s priorities of stabilizing our business, aligning our infrastructure better and lowering our costs and improving our bottom line performance. The Compensation Committee concluded that the achievement of this goal would be best reflected in our Adjusted EBITDA and free cash flow for fiscal 2016. The payout level for each participant, including our Named Executive Officers, required the achievement of Adjusted EBITDA in excess of the established threshold. The Compensation Committee considered the threshold performance level representative of results that were minimally acceptable, but likely to be attained based on our business plans for fiscal 2016. The target Adjusted EBITDA reflected our budget for fiscal 2016, and was intended to be reasonably attainable, taking into account our performance improvement objectives, market conditions, and industry trends. The performance required to achieve the maximum payment was considered a significant, meaningful and realistic challenge to the leadership team. Furthermore, the Compensation Committee believes that additional annual incentive payments exceeding the maximum level have limited to no beneficial effect. As such, payments under the plan were scaled based on the Adjusted EBITDA performance between the threshold and the level at which the maximum bonus opportunity is attained. In addition, payments under the plan were subject to the attainment of minimum free cash flow amounts. The Adjusted EBITDA levels and the associated threshold, target and maximum payout opportunities for fiscal 2016 were as follows:

	Threshold	Target (1)	Maximum

Adjusted EBITDA	$48.6 million	$51.2 million	$61.4 million

Percent of achievement relative to Target	94.9%	100%	120.0%

Minimum Free Cash Flow	$19.8 million	$22.0 million	N/A

Payment (as a percent of base salary for fiscal 2016):

Mr. Yorio	23%	115%	230%

Mr. Bohr	15%	75%	150%

Mr. Carr	15%	75%	150%

Mr. Shaw	15%	75%	150%

Mr. Baehler	10%+$5,000	50%+$25,000	100%+$50,000

(1)	Payments above target required minimum free cash flow of $22.0 million.

Our Adjusted EBITDA for fiscal 2016 was $51.1 million1 and free cash flow for fiscal 2016 was $31.0 million.2 Based on a straight-line interpolation of the actual Adjusted EBITDA result between threshold and target, a payout of 96.86% of target for fiscal 2016 was therefore achieved. Accordingly, we paid an incentive award to the Named Executive Officers and certain other members of the leadership team for fiscal 2016 at this level.

In addition, the Compensation Committee approved the payment of a discretionary bonus for fiscal 2016 for each of the Named Executive Officers. The amount of these discretionary bonuses was based on net reductions to the size of the incentive award payouts at target for current participants in the management incentive plan. The reduction resulted in the amount of the bonus pool funded, based on 2016 performance, exceeding the cumulative target payouts for current participants. All current participants who achieved their performance goals received a pro rata portion of this excess. The discretionary bonus paid to the Named Executive Officers represents their pro rata portion of this excess.

Our equity awards are granted under our 2014 Incentive Plan. Under this plan, the Compensation Committee has the flexibility to choose among a number of forms of equity-based compensation awards, including stock options, stock appreciation rights, stock awards, performance share units or other incentive awards. The Board used stock options for purposes of the initial award of equity to our senior executive officers because it believed this form of compensation best aligns the interests of management and stockholders. While the Board’s overriding considerations in granting equity awards to executives were to create an incentive for future performance and to create a retention incentive, the Board did take into account our share overhang (that is, the stock options outstanding, plus remaining stock options that may be granted, as a percentage of our total outstanding shares). In granting stock options, the Board took a consistent approach of using an exercise price of $130.00 per share (which has always been higher than the fair market value of our common stock on the date of grant). This amount was based on the enterprise value of our company established pursuant to the Reorganization

[1]	The reconciliation of Adjusted EBITDA to net income is as follows (in millions):

Net income	$14.8
Provision for income taxes	(0.0)
Restructuring costs	1.7
Restructuring-related costs included in SG&A	3.4
Change in fair value of interest rate swap	(0.3)
Gain on sale of unconsolidated affiliate	(9.2)
Depreciation and amortization expense	13.9
Amortization of development costs	7.5
Net interest expense	17.7
Stock-based compensation	1.6

Adjusted EBITDA	$51.1

[2]	The reconciliation of Free Cash Flow to net cash provided from operating activities is as follows (in millions):

Net cash provided from operating activities	$35.5
Net cash used in investing activities	(4.5)

Free cash flow	$31.0

Plan. The Board believed this price was appropriate to use because the grantees would only realize value to the extent our stockholders, many of whom have been our stockholders since we emerged from bankruptcy, have an opportunity to realize value above this amount. The Board and the Compensation Committee recognize, however, that to date, these options have provided no value to the recipients even though we are required to assign significant value to these grants in our summary compensation table. Consequently, the effectiveness of these options as an incentive for future performance and as a retention incentive may be diminished. The Compensation Committee may take this into consideration in determining compensation elements and amounts in future periods.

On March 23, 2016, the Compensation Committee granted an aggregate of 28,054 RSUs under the Company’s 2014 Incentive Plan to members of the Company’s senior management. The RSUs are performance-based and will vest on the third anniversary of the date of grant based on the 15 day volume weighted average price of the Company’s common stock (the “15 Day VWAP”) on the vesting date. The percentage of RSUs that will vest on the vesting date is as follows:

•	0% of total RSUs at a 15 Day VWAP of less than $108.00;

•	20% of total RSUs at a 15 Day VWAP of at least $108.00 but less than $118.00;

•	40% of total RSUs at a 15 Day VWAP of at least $118.00 but less than $128.00;

•	60% of total RSUs at a 15 Day VWAP of at least $128.00 but less than $138.00;

•	80% of total RSUs at a 15 Day VWAP of at least $138.00 but less than $148.00; and

•	100% of total RSUs at a 15 Day VWAP of at least $148.00.

In the event of a change in control prior to the three year anniversary of the date of grant, the RSUs will vest in accordance with the schedule referenced above, substituting the change in control price for the 15 Day VWAP. Any RSUs that vest will be settled in shares of Company common stock on a 1-for-1 basis.

We provide certain of our Named Executive Officers with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include commuting and/or relocation expense reimbursement, which for Mr. Yorio is capped at an aggregate amount of $75,000 and for Mr. Bohr is capped at $22,000 per year, plus a tax gross-up on this amount. We believe these perquisites are reasonable based on the relatively small expense in relation to both executive pay and our total benefit expenditures.

We have entered into employment agreements with Messrs. Yorio, Bohr, Carr, Shaw and Baehler. The Board believes that employment agreements were necessary to attract these executives to and retain them at our company and are important to both these executives and to us in that the executive benefits from clarity of the terms of his or her employment, as well as protection from wrongful termination, while we benefit from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. Details of the terms of the specific employment agreements are discussed elsewhere in this proxy statement.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to a company’s Chief Executive Officer and three most highly compensated executive officers in service as of the end of any fiscal year (other than the Chief Executive Officer and Chief Financial Officer). However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Neither the Board nor the Compensation Committee has a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m).

Summary Compensation Information. The following table sets forth the compensation earned by our Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (9)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total Compensation ($)
Joseph M. Yorio	2016	611,538	36,975	1,318,668	—	668,334	—	2,635,515
President and Chief	SY2015	402,000	—	—	—	804,000	—	1,206,000
Executive Officer (4)	2015	600,000	—	—	1,797,027	—	20,805	2,417,832
	2014	6,923	—	—	—	—	—	6,923

Ryan M. Bohr	2016	356,731	14,067	465,060	—	254,258	10,602	1,100,718
Executive Vice President and	SY2015	234,500	—	—	—	281,400	13,676	529,576
Chief Financial Officer (5)	2015	165,000	—	—	633,305	—	—	798,305

Edward J. Carr, Jr.	2016	331,250	13,062	262,860	—	236,096	—	843,268
Executive Vice President and	SY2015	217,750	—	—	—	261,300	—	479,050
Chief Sales Officer (6)	2015	87,500	—	—	354,055	—	—	441,555

Todd A. Shaw	2016	280,288	11,052	222,420	—	199,774	—	713,534
Executive Vice President,	SY2015	184,250	—	—	—	221,100	—	405,350
Operations (7)	2015	188,942	—	—	304,480	—	—	493,422

Kevin L. Baehler	2016	254,808	8,038	—	—	145,290	—	408,136
Senior Vice President and	SY2015	167,500	—	—	—	167,500	—	335,000
Chief Accounting Officer (8)	2015	290,385	50,500	—	277,266	—	—	618,152
	2014	226,346	—	—	—	125,125	—	351,471

(1)	Base salary amounts reflect (a) fifty three weeks of salary for fiscal 2016; (b) thirty-five weeks of salary for short year 2015; and (c) a one-week furlough in fiscal 2014 for the Named Executive Officers who were employed by the Company during that entire fiscal year.

(2)	These amounts reflect the grant date fair value of the option awards granted during fiscal 2015, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the option awards are included under the caption “Share-Based Compensation Expense” in Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)	Consists of relocation benefits for Mr. Yorio and commuting expense reimbursement for Mr. Bohr.

(4)	Mr. Yorio was appointed President and Chief Executive Officer effective April 23, 2014.

(5)	Mr. Bohr joined the Company as its Executive Vice President and Chief Financial Officer effective as of October 27, 2014.

(6)	Mr. Carr joined the Company as its Executive Vice President and Chief Sales Officer effective as of January 19, 2015.

(7)	Mr. Shaw joined the Company in July 2014 and was appointed Executive Vice President, Operations effective December 1, 2014.

(8)	Mr. Baehler has served as the Company’s Chief Accounting Officer since October 27, 2014, prior to which he served as the Company’s Interim Chief Financial Officer.

(9)	These amounts reflect the grant date fair value of the restricted stock unit awards granted during fiscal 2016, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the option awards are included under the caption “Share-Based Compensation Expense” in Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Agreements with Named Executive Officers

The Company is party to employment related agreements with each of Messrs. Yorio, Bohr, Carr, Shaw and Baehler. Material terms of these arrangements are described below.

Yorio Agreement. The Company entered into an amended and restated employment agreement with Mr. Yorio on March 23, 2016, which provides that Mr. Yorio will serve as President and Chief Executive Officer of the Company until December 29, 2018, which period shall be automatically extended on December 29, 2018 and the last day of each fiscal year thereafter until the end of the next succeeding fiscal year unless either party gives timely notice of non-extension. The terms of Mr. Yorio’s employment under the employment agreement include:

•	An annual base salary of $600,000, which is subject to review annually and may be increased at any time and from time to time by the Board or the compensation committee of the Board;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. Yorio’s annual target cash bonus opportunity is equal to a minimum of 115% of his base salary, and is subject to annual review by the Board or compensation committee;

•	Rights and obligations of the Company and Mr. Yorio upon a voluntary or involuntary termination of Mr. Yorio’s employment, as specified in the employment agreement; and

•	Obligations of Mr. Yorio to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Bohr Agreement. The Company entered into an employment agreement with Mr. Bohr on October 27, 2014, which provides that Mr. Bohr will serve as Executive Vice President and Chief Financial Officer of the Company. The terms of Mr. Bohr’s employment under the employment agreement include:

•	An annual base salary of $330,000;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. Bohr’s annual target cash bonus opportunity is equal to a minimum of 60% of his base salary, and is subject to annual review by the Board or compensation committee;

•	Rights and obligations of the Company and Mr. Bohr upon a voluntary or involuntary termination of Mr. Bohr’s employment, as specified in the employment agreement; and

•	Obligations of Mr. Bohr to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Carr Agreement. The Company entered into an employment agreement with Mr. Carr on January 19, 2015, which provides that Mr. Carr will serve as Executive Vice President and Chief Sales Officer of the Company. The terms of Mr. Carr’s employment under the employment agreement include:

•	An annual base salary of $325,000;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. Carr’s annual target cash bonus opportunity is equal to a minimum of 60% of his base salary, prorated for partial years of service, and is subject to annual review by the Board or compensation committee;

•	Rights and obligations of the Company and Mr. Carr upon a voluntary or involuntary termination of Mr. Carr’s employment, as specified in the employment agreement; and

•	Obligations of Mr. Carr to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Shaw Agreement. The Company entered into an employment agreement with Mr. Shaw on October 12, 2016, which provides that Mr. Shaw will continue to serve as the Company’s Executive Vice President–Operations. The terms of Mr. Shaw’s employment under the employment agreement include:

•	An annual base salary of $275,000;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time, with an annual target cash bonus opportunity equal to 75% of his base salary, prorated for partial years of service, and subject to annual review by the Board or compensation committee;

•	Rights and obligations of the Company and Mr. Shaw upon a voluntary or involuntary termination of his employment, as specified in the employment agreement; and

•	Obligations of Mr. Shaw to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Baehler Agreement. The Company entered into an employment agreement with Mr. Baehler on October 12, 2016, which provides that Mr. Baehler will continue to serve as the Company’s Senior Vice President & Chief Accounting Officer. The terms of Mr. Baehler’s employment under the employment agreement include:

•	An annual base salary of $250,000;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time, with an annual target cash bonus opportunity equal to 50% of his base salary, prorated for partial years of service, and subject to annual review by the Board or compensation committee;

•	Rights and obligations of the Company and Mr. Baehler upon a voluntary or involuntary termination of his employment, as specified in the employment agreement; and

•	Obligations of Mr. Baehler to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Grants of Plan-Based Awards Fiscal Year 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Joseph M. Yorio	3/6/16	138,000	690,000	1,380,000	—	—	—	—	—	—	—
	3/23/16	—	—	—	3,261	9,782	16,304	—	—	—	1,318,668
Ryan M. Bohr	3/6/16	52,500	262,500	525,000	—	—	—	—	—	—	—
	3/23/16	—	—	—	1,150	3,450	5,750	—	—	—	465,060
Edward J. Carr	3/6/16	48,750	243,750	487,500	—	—	—	—	—	—	—
	3/23/16	—	—	—	650	1,950	3,250	—	—	—	262,860
Todd A. Shaw	3/6/16	41,250	206,250	412,500	—	—	—	—	—	—	—
	3/23/16	—	—	—	550	1,650	2,750	—	—	—	222,420
Kevin L. Baehler	3/6/16	30,000	150,000	300,000	—	—	—	—	—	—	—

(1)

Awards of restricted stock units (“RSUs”) that will vest on the third anniversary of the date of grant based on the 15 day volume weighted average price of the Company’s common stock (“15 Day VWAP”) on the vesting date. The percentage of RSUs that will vest on the vesting date is as follows: 0% of total RSUs at a 15 day VWAP of less than $108.00; 20% of total RSUs at a

15 Day VWAP of at least $108.00 but less than $118.00; 40% of total RSUs at a 15 day VWAP of at least $118.00 but less than $128.00; 60% of total RSUs at a 15 day VWAP of at least $128.00 but less than $138.00; 80% of total RSUs at a 15 day VWAP of at least $138.00 but less than $148.00; and 100% of total RSUs at a 15 day VWAP of at least $148.00. Any RSUs that vest will be settled in shares of common stock on a 1-for-1 basis.

Annual Incentive Compensation

The Board of Directors approved a management incentive plan under the terms of our 2014 Incentive Plan for fiscal 2016 (the “Plan”), which provided an annual cash incentive to participants based on Adjusted EBITDA for fiscal 2016. Each of the Company’s executive officers was a participant in the Plan. Potential payouts under the Plan were equal to a percentage of each participant’s base salary based on achievement of threshold, target and maximum Adjusted EBITDA and minimum free cash flow outcomes established by the Board of Directors. Our Adjusted EBITDA for fiscal 2016 was $51.1 million and our free cash flow was $31.0 million for fiscal 2016. Based on a straight-line interpolation of the actual Adjusted EBITDA result between threshold and target, a payout of 96.86% of target was therefore achieved. Accordingly, we paid an incentive award to the Named Executive Officers and certain other members of the leadership team for fiscal 2016 at this level.

In addition, the Compensation Committee approved the payment of a discretionary bonus for fiscal 2016 for each of the Named Executive Officers. The amount of these discretionary bonuses was based on net reductions to the size of the incentive award payouts at target for current participants in the management incentive plan. This reduction resulted in the amount of the bonus pool funded, based on 2016 performance, exceeding the cumulative target payouts for current participants. All current participants who achieved their performance goals received a pro rata portion of this excess. The discretionary bonus paid to the Named Executive Officers represents their pro rata portion of this excess.

Outstanding Equity Awards

Outstanding Equity Awards. The following table provides information regarding options held at fiscal year-end by the Named Executive Officers:

Outstanding Equity Awards at December 31, 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (7)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Joseph M. Yorio	16,304	16,304	(1)	130.00	4/24/2024	16,304	1,630,400

Ryan M. Bohr	5,750	5,750	(2)	130.00	10/27/2024	5,750	575,000

Edward J. Carr, Jr.	—	6,500	(3)	130.00	1/19/2025	3,250	325,000

Todd A. Shaw	2,000	2,000	(4)	130.00	12/18/2024	2,750	275,000
	750	750	(5)	130.00	9/25/2024	—	—

Kevin L. Baehler	1,359	1,359	(6)	130.00	5/22/2024	—	—
	1,141	1,141	(5)	130.00	9/25/2024	—	—

(1)	This option vests in four equal installments on April 24, 2015, April 24, 2016, April 24, 2017 and April 24, 2018.

(2)	This option vests as to one-half of the shares subject to the option on October 27, 2016 and as to one-fourth of the shares subject to the option on each of October 27, 2017 and October 27, 2018.

(3)	This option vests as to one-half of the shares subject to the option on January 19, 2017 and as to one-fourth of the shares subject to the option on each of January 19, 2018 and January 19, 2019.

(4)	This option vests as to one-half of the shares subject to the option on December 18, 2016 and as to one-fourth of the shares subject to the option on each of December 18, 2017 and December 18, 2018.

(5)	This option vests as to one-half of the shares subject to the option on September 25, 2016 and as to one-fourth of the shares subject to the option on each of September 25, 2017 and September 25, 2018.

(6)	This option vests as to one-half of the shares subject to the option on May 22, 2016 and as to one-fourth of the shares subject to the option on each of May 22, 2017 and May 22, 2018.

(7)	Awards of restricted stock units (“RSUs”) that will vest on the third anniversary of the date of grant based on the 15 day volume weighted average price of the Company’s common stock (“15 Day VWAP”) on the vesting date. The percentage of RSUs that will vest on the vesting date is as follows: 0% of total RSUs at a 15 day VWAP of less than $108.00; 20% of total RSUs at a 15 Day VWAP of at least $108.00 but less than $118.00; 40% of total RSUs at a 15 day VWAP of at least $118.00 but less than $128.00; 60% of total RSUs at a 15 day VWAP of at least $128.00 but less than $138.00; 80% of total RSUs at a 15 day VWAP of at least $138.00 but less than $148.00; and 100% of total RSUs at a 15 day VWAP of at least $148.00. Any RSUs that vest will be settled in shares of common stock on a 1-for-1 basis.

Option Exercises. There were no options to acquire Common Stock exercised during fiscal 2016 by the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments upon Termination without Cause or for Good Reason or Non-Renewal by the Company

Under the employment agreements in effect for Messrs. Yorio, Bohr, Carr, Shaw and Baehler, upon termination of his employment without cause or for good reason (as defined in his employment agreement), or, in the case or Mr. Yorio, due to non-renewal of his employment agreement by the Company, the executive shall have the right to receive (i) payment of any unpaid base salary, (ii) payment of any accrued but unpaid time-off, consistent with the Company’s policy related to carryovers of unused time, (iii) payment of all vested benefits under any benefit plans in accordance with the terms of such plans, (iv) reimbursement of expenses (we refer to (i)-(iv) as the “Accrued Obligations”), and (v) severance payments consisting of 12 months of base salary continuation (contingent upon the execution and delivery of a release of all employment-related claims, and expiration of the statutory rescission period for such release), a pro-rated annual incentive bonus payment for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum, and to the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by the executive to obtain COBRA continuation health coverage. Had the employment of Mr. Yorio, Mr. Bohr, Mr. Carr, Mr. Shaw or Mr. Baehler been terminated without cause or for good reason on the last business day of fiscal 2016, they would have been entitled to a severance payment of $1,268,334, $604,258, $561,096, $474,774 and $395,290, respectively, paid in accordance with the schedule above, in addition to the Accrued Obligations.

Potential Payments upon Termination for Cause

Upon termination for cause, each of the executives is entitled to receive the Accrued Obligations.

Potential Payments upon Retirement, Death or Disability

Under the employment agreement in effect for Messrs. Yorio, Bohr, Carr, Shaw and Baehler, upon termination of his employment by death or disability (as defined in his employment agreement), the executive shall have the right to receive the Accrued Obligations, and provided that the executive or a representative of his estate executes and delivers an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum. The executives are not eligible for any additional benefits upon retirement. Had the executive’s employment been terminated for any of these reasons on the last business day of fiscal 2016, they would have been entitled to a severance payment of $668,334, $254,258, $239,096, $199,774 and $142,290, respectively, paid in accordance with the schedule above, in addition to the Accrued Obligations.

Potential Payments upon Termination by the Executive, Expiration or Non-Renewal by the Executive

Under the employment agreement in effect for Messrs. Yorio, Bohr, Carr, Shaw and Baehler, upon termination of his employment by him or, in the case or Mr. Yorio, due to non-renewal of his employment agreement by him, he shall have the right to receive the Accrued Obligations.

Potential Payments upon a Change in Control

Our employment agreements with Messrs. Yorio, Bohr, Carr, Shaw and Baehler do not provide for any rights upon a change in control. Pursuant to our stock option agreements in effect for Messrs. Yorio, Bohr, Carr, Shaw and Baehler, any unvested portion of their stock options will vest upon a change in control. Pursuant to our restricted stock unit agreements in effect for Messrs. Yorio, Bohr, Carr and Shaw, in the event of a change of control prior to the vesting date, a percentage of the RSUs will vest in accordance with the previously described vesting schedule, except that the change of control price will be substituted for the 15 Day VWAP to determine the number of RSUs that shall vest upon such change of control. Had a change of control occurred on the last business day of fiscal 2016 at the closing price of our common stock on that date, the Named Executive Officers would not have realized any value for their options or RSUs.

NON-EMPLOYEE DIRECTOR COMPENSATION

In fiscal 2016 non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
James R. Henderson	185,000	185,000
Gus D. Halas	147,500	147,500
Justin Lu (2)	147,500	147,500
Andrew E. Schultz	150,000	150,000

(1)	Prior to August 2015, each non-employee member of the board of directors received an annual cash retainer equal to $175,000 and the Chairman of the Board of Directors received an additional annual cash retainer equal to $50,000, both of which were paid in four equal quarterly installments. Effective August 2015, the Board of Directors amended the director compensation program to reduce the annual cash retainer for each non-employee member of the Board to $135,000, to add an annual cash retainer for the chairman of the Audit Committee equal to $15,000, and to add an annual cash retainer for the chairman of the Compensation Committee and the chairman of the Governance/Nominating Committee equal to $12,500. No changes were made to the annual cash retainer for the Chairman of the Board of Directors and each of these retainers will continue to be paid in four equal quarterly installments.

(2)	In accordance with his employer’s policy, the retainer payable to Mr. Lu was paid directly to his employer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Compensation Committee:

Justin Lu, Chairman

Gus D. Halas

Andrew E. Schultz

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2016 regarding shares of our Common Stock outstanding and available for issuance under our 2014 Incentive Plan (the “Plan”). Under the Plan, we may grant stock options and other awards from time to time to directors, employees, and consultants of the Company and its subsidiaries.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	97,662	$130.00	52,338
Equity compensation plans not approved by security holders	—	—	—

(1)	Subject to adjustments required under the Plan, the aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of options, including ISOs and NSOs, the payment of incentive bonuses, the grant of restricted stock, and pursuant to the settlement of RSUs, is 150,000 shares of Common Stock. No individual will be eligible to receive during any calendar year (a) options for more than an aggregate of 50,000 shares or (b) more than 25,000 shares of restricted stock and RSUs in the aggregate that are subject to vesting based on qualifying performance criteria. Additionally, School Specialty will issue no more than 150,000 shares subject to ISOs under the Plan.

PROPOSAL TWO: ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, and the applicable SEC rules require the Company to provide its stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

Section 14A of the Exchange Act requires that, at least once every six years, the company submit for an advisory stockholder vote a proposal on the frequency of the stockholder vote on executive compensation. A proposal on the frequency of the stockholder vote on executive compensation was last submitted to stockholders at the 2011 Annual Meeting of Stockholders, at which time an annual frequency was approved. Subsequently, the Board of Directors of the Company determined to hold an advisory vote on executive compensation annually. In addition to the vote on this proposal, we are providing our stockholders with the opportunity to cast an advisory vote at the 2017 Annual Meeting of Shareholders on the frequency of the stockholder vote on executive compensation.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, meaning that the results are not binding on the Company or the Board of Directors. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, the Company asks that stockholders approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to School Specialty’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.”

The Board of Directors unanimously recommends a vote FOR approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL THREE: FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we submit for an advisory stockholder vote the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion (the “Advisory Compensation Proposal”). Section 14A of the Securities Exchange Act also requires that at least once every six years we submit for an advisory stockholder vote a proposal on the frequency of the Advisory Compensation Proposal (the “Frequency Proposal”). Accordingly, this Frequency Proposal provides stockholders with the opportunity to cast an advisory vote as to whether the vote on the Advisory Compensation Proposal should occur every one, two or three years, or to abstain from voting.

The first Frequency Proposal was submitted at our 2011 annual meeting of stockholders. At that meeting, the largest number of shares cast were cast in favor of the vote on the Advisory Compensation Proposal occurring every year. We subsequently determined to hold the Advisory Compensation Proposal every year until we held the next vote on a Frequency Proposal.

Given our understanding of the positions of a significant number of our stockholders on this matter, the Board of Directors recommends a vote for the holding of votes on Advisory Compensation Proposals every year.

The vote on this Frequency Proposal is a plurality vote. The company will consider stockholders to have expressed a non-binding preference for the frequency option that receives the largest number of favorable votes. Because this stockholder vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders and will take into account the outcome of the vote when determining how often the vote on the Advisory Compensation Proposal will occur.

The proxy card provides stockholders with four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors recommends that you vote for ONE YEAR as the frequency of the advisory stockholder vote on executive compensation.

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Subject to ratification by the stockholders at the Annual Meeting, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of School Specialty for the fiscal year ending December 30, 2017. Deloitte audited the financial statements of School Specialty for the fiscal year ended December 31, 2016. Representatives of Deloitte will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from stockholders.

If stockholders do not ratify the appointment of Deloitte, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our stockholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm. During fiscal 2016, the Audit Committee met four times.

Independent Registered Public Accounting Firm Independence and Fiscal 2016 Audit. In discharging its duties, the Audit Committee obtained from Deloitte, our independent registered public accounting firm for the fiscal 2016 audit, a formal written statement describing all relationships between Deloitte and us that might bear on Deloitte’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with Deloitte any relationships that may impact Deloitte’s objectivity and independence and satisfied itself as to Deloitte’s independence. The Audit Committee also independently discussed with management and Deloitte the quality and adequacy of School Specialty’s internal controls, and reviewed with Deloitte its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 1301, Communications with Audit Committees, and, with and without management present, discussed and reviewed the results of Deloitte’s fiscal 2016 audit of the financial statements.

Fiscal 2016 Financial Statements. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of December 31, 2016 and for the fiscal year ended December 31, 2016 with management and Deloitte. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Deloitte, the Audit Committee recommended that the Board approve the inclusion of our audited financial statements and MD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Fees Paid to Deloitte & Touche LLP. The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual consolidated financial statements for short year 2015 and fiscal year 2016, and fees billed by Deloitte & Touche for other services rendered during the same periods:

Type of Fees	Short Year 2015	Fiscal 2016
Audit Fees	$750,000	$767,000
Audit-Related Fees	35,000	38,000
Tax Fees	72,163	82,686
All Other Fees	—	—

Total	$857,163	$887,686

In the above table, “audit fees” are fees the Company paid Deloitte for professional services for the audit of the Company’s consolidated financial statements included in its annual or transition report on Form 10-K and the review of financial statements included in its quarterly reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Audit-related services for fiscal 2016 and short year 2015 included services primarily related to the Company’s registration statement on Form S-1. “Tax fees” are fees for tax compliance, tax advice and tax planning. Tax-related services for fiscal 2016 and short year 2015 included tax return preparation and consulting.

The Audit Committee pre-approves all audit and non-audit work, including tax compliance and tax consulting, performed by Deloitte.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Andrew E. Schultz, Chairman

Gus D. Halas

James R. Henderson

Justin Lu

PROPOSAL FIVE: AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF SCHOOL SPECIALTY, INC. REMOVE SECTION 7 THEREOF

The Company’s Amended and Restated Certificate of Incorporation currently includes the following provision:

“7. Compromise, Arrangement or Reorganization. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.”

During the negotiation of the Loan Agreement dated as of April 7, 2017 among the Company, certain subsidiaries of the Company, the financial institutions party to the Loan Agreement and TCW Asset Management Company LLC (the “Loan Agreement”), the lenders requested that the Company agree that it would delete the foregoing section from the Company’s Amended and Restated Certificate of Incorporation and provide evidence that the section had been removed no later than June 15, 2017. After careful consideration, the Board, upon the recommendation of management and taking into consideration the views of counsel to the Company, determined to agree to this condition. This determination was made after taking into account the desirability of entering into the Loan Agreement, the benefits removal would have in improving the Company’s access to capital in the future, and the questionable utility of this provision due to constitutional questions raised by some commentators and the availability of the federal bankruptcy laws, as well as the fact that the Company would be in default under the Loan Agreement if the Company’s stockholders chose not to approve the amendment and the removal condition were not satisfied by June 15, 2017.

Accordingly, the Board has unanimously approved and recommended that our stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove Section 7 thereof (the “Amendment”).

The Amendment is set forth in Appendix B to this Proxy Statement.

Approval of the Amendment requires the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a negative vote on this proposal.

The Board of Directors recommends that you vote FOR approval of the Amendment and your proxy will be so voted unless you specify otherwise.

OTHER MATTERS

Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with our Bylaws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2018 Annual Meeting of Stockholders must be submitted to us no earlier than January 9, 2018 and no later than March 9, 2018. Any other stockholder proposed business to be brought before the 2018 Annual Meeting of Stockholders must be submitted to us no later than March 9, 2018. Stockholder proposed nominations and other stockholder proposed business must be made in accordance with our Amended and Restated By-Laws which provide, among other things, that stockholder proposed nominations must be accompanied by certain information concerning the nominee and the stockholder submitting the nomination, and that stockholder proposed business must be accompanied by certain information concerning the proposal and the stockholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, stockholder proposals for consideration at the 2018 Annual Meeting of Stockholders of School Specialty must be received by us at our principal executive offices, W6316 Design Drive, Greenville, Wisconsin, 54942 on or before December 29, 2017. Proposals should be directed to Ms. Amy Coenen, Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

Stockholders may obtain a free copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 by sending a request in writing to Ms. Amy Coenen, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin, 54942.

By Order of the Board of Directors,

Joseph F. Franzoi IV, Secretary

Appendix A

Company’s Peer Groups

•	ACCO Brands Corporation

•	AMCON Distributing Company

•	Bright Horizons Family Solutions Inc.

•	Cambium Learning Group, Inc.

•	The Chef’s Warehouse, Inc.

•	Chegg, Inc.

•	Educational Development Corporation

•	Empire Resources, Inc.

•	Houghton Mifflin Harcourt Company

•	Huttig Building Products, Inc.

•	Interface, Inc.

•	K12 Inc.

•	Kimball International, Inc.

•	Knoll, Inc.

•	Pool Corporation

•	Scholastic Corporation

•	Virco Mfg. Corporation

•	VOXX International Corporation

Appendix B

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SCHOOL SPECIALTY, INC.

School Specialty, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby files this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and does hereby certify:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended by deleting Section 7 thereof in its entirety and inserting in its place the following:

“7. [Reserved].”

SECOND: That all other provisions of the Amended and Restated Certificate of Incorporation of the Corporation remain in full force and effect.

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, School Specialty, Inc. has caused this Certificate of Amendment to be duly executed this 8th day of June, 2017.

SCHOOL SPECIALTY, INC.

By:
Joseph M. Yorio, President and Chief Executive Officer

		0		∎

	SCHOOL SPECIALTY, INC.

	This Proxy is Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders June 8, 2017

The undersigned, a stockholder of School Specialty, Inc. (the “Company”) hereby appoints Joseph Yorio and Ryan Bohr as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of the Company held of record by the undersigned at the close of business on April 21, 2017, at the 2017 Annual Meeting of Stockholders of the Company to be held on June 8, 2017 at 8:30 a.m. and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR ONE YEAR FOR PROPOSAL 3 AND FOR PROPOSALS 4 AND 5 LISTED ON THE REVERSE SIDE.

	(Continued and to be signed on the reverse side.)

∎	1.1		14475	∎

ANNUAL MEETING OF STOCKHOLDERS OF

SCHOOL SPECIALTY, INC.

June 8, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The School Specialty, Inc. Proxy Statement for the 2017 Annual Meeting of Stockholders

and Annual Report on Form 10-K for the fiscal year ended December 31, 2016,

are available at www.proxyvote.com.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

⬛ 00003333303433001000 8	060817

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2017 Annual Meeting and at any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors named in proposal 1, FOR proposal 2, for ONE YEAR for proposal 3 and FOR proposals 4 and 5. Proposals 1, 2, 3, 4 and 5 are being proposed by School Specialty, Inc. If any other matters properly come before the meeting, the person named in this proxy will vote in his discretion.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors Nominees
			FOR	AGAINST	ABSTAIN
		James R. Henderson	☐	☐	☐
		Gus D. Halas	☐	☐	☐
		Justin Lu	☐	☐	☐
		Andrew E. Schultz	☐	☐	☐
		Joseph M. Yorio	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 2, for ONE YEAR for proposal 3, and FOR proposals 4 and 5.
			FOR	AGAINST	ABSTAIN
		2. To approve an advisory resolution on the compensation of the Company’s named executive officer	☐	☐	☐
		1 year	2 years	3 years	ABSTAIN
		3. Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers ☐	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 30, 2017	☐	☐	☐
		5. To approve the proposed amendment to the Amended and Restated Certificate of the Company to remove Section 7 thereof	☐	☐	☐
		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.	⬛